Exhibit 99.1

Memorandum

Date:	➢	August 18, 2008

To:	➢	Amgen Board of Directors and Executive Officers

From:	➢	David J. Scott

Subject:	➢	Restrictions on Insider Stock Transactions Imposed by Transfer of Amgen Retirement and Savings Plan (the “Plan”)

Copies To:	➢	Mark A. Schlossberg Andrea A. Robinson N. Cris Prince Vanessa Renna

Blackout Period for Amgen Retirement and Savings Plan

As you are aware, we will transfer the trustee and recordkeeping duties for the Amgen Retirement and Savings Plan (the “Plan”) to a new service provider, Merrill Lynch. The transfer is expected to be effective October 8, 2008. In order to implement the transfer, Plan activity will be suspended so that Plan participants will be unable to access their account, change investment directions, make transfers within the Plan for the period of time specified below (the “Plan Blackout Period”).

The Plan Blackout Period is expected to run from 1:00 p.m., Pacific Time, on September 30, 2008 through and including October 8, 2008 (the “Plan Blackout Period”).

Prohibited Transactions by Directors and Executive Officers during the Plan Blackout Period

In accordance with Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR, during the Plan Blackout Period, directors and executive officers of the Company are generally prohibited from engaging in transactions involving the Company’s equity securities.

During the Plan Blackout Period, you are prohibited from directly or indirectly, purchasing, selling or otherwise acquiring or transferring any “equity security” of the Company if you acquired those equity securities in connection with your service as a director or employment as an officer. “Equity securities” are defined broadly to include the Company’s common stock, stock options, restricted stock units and any other derivatives based on Company common stock. The following are examples of transactions that you may not engage in during the Plan Blackout Period:

•	Exercising and holding stock options granted to you in connection with your service as a director or employment as an officer;

•	Selling Company stock that you acquired by exercising stock options; and

•	Selling Company stock that you originally received as a restricted stock unit or restricted stock grant.

There are certain limited transactions which are exempt from these rules under Rule 104 of Regulation BTR, including bona fide gifts and bequests, and transfers pursuant to domestic relations orders.

These rules apply in addition to the trading restrictions under the Company’s Insider Trading Policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. In light of the complexity of these rules and the severity of the penalties and other remedies, you are requested to consult with the following designated member of the Law Department before taking any action with respect to equity securities while the Plan Blackout Period is in effect, or if you have any other inquiries about the status of the Plan Blackout Period:

Andrea Robinson

Tel. (805) 447-4734

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Thank you.